Exhibit 99

                    Sypris Lowers Earnings Outlook

                       Cash Flow Remains Strong


    LOUISVILLE, Ky.--(BUSINESS WIRE)--Oct. 17, 2006--Sypris Solutions, Inc. (Nasdaq/NM:SYPR) today reported that it is lowering its financial outlook for the third quarter. The Company now expects to report a loss for the third quarter in the range of $0.04 to $0.05 per diluted share compared to prior guidance for earnings of $0.03 to $0.06 per diluted share. Revenue for the third quarter is expected to be in the range of $125 to $127 million, below prior guidance of $138 to $143 million. Free cash flow is expected to be $9 to $11 million, exceeding prior guidance of $0 to $5 million.

    "Our Industrial Group experienced a 39% reduction in orders for component shipments to the Ford Motor Company during the third quarter, the result of which had a material impact on the Company's revenue and income for the period," said Jeffrey T. Gill, President and Chief Executive Officer. "Unfortunately, the rightsizing of our workforces in each of the plants impacted by the change required much of the quarter to complete, further compressing the group's short-term margins. The outlook for the balance of the year appears to be stable for the moment."

    Gill continued, "The lower than expected revenue and margins for the quarter were also driven by our Electronics Group, which generated lower sales primarily due to a reduction in the initial rate of production for the launch of a new classified program. The short-term change in schedules was necessitated to incorporate several new important design modifications earlier in the product's life cycle. We now expect to reach full rates of production early in 2007."

    "Despite these headwinds, the Company continued to generate significant free cash flow of approximately $10 million, resulting in $35 million of free cash flow on a year to date basis. As a result, the Company's balance sheet remains a source of strength, with net debt representing less than 14% of total capital. As we go forward, we will continue to evaluate opportunities to use this strength to improve margins and increase the Company's market share."

    A conference call is scheduled for Thursday, October 26, 2006 at 9:00 a.m. Eastern Standard Time to discuss the content of this release. The call can be accessed live via the Internet. Visit www.sypris.com or www.earnings.com for the link to the call or to listen to a replay of the call, which will be available for 30 days.

    Sypris Solutions is a diversified provider of technology-based outsourced services and specialty products. The Company performs a wide range of manufacturing and technical services, typically under multi-year, sole-source contracts with major corporations and government agencies in the markets for aerospace and defense electronics, truck components and assemblies, and for users of test and measurement equipment. For more information about Sypris Solutions, visit its Web site at www.sypris.com.

    Each "forward-looking statement" herein is subject to serious risks and should not be relied upon, as detailed in our most recent Form 10-K and Form 10-Q and subsequent SEC filings. Briefly, we currently believe that such risks also include: cost and availability of raw materials such as steel, components, freight, natural gas or utilities; cost and inefficiencies associated with increasing our manufacturing capacity and launching new programs; stability and predictability of our costs and margins or our customers' forecasts, financial conditions, late payments, low-margin product mix, market shares, changing product requirements or scheduling demands; costs associated with breakdowns or repairs of machinery and equipment; growth beyond our productive capacity, cyclical or other downturns, adverse impacts of new technologies or other competitive pressures which erode our margins; cost, efficiency and yield of our operations including capital investments, working capital, scrap rates, cycle times, injuries, self-insured risks, wages, freight, production schedules, overtime costs, expediting costs or scrap rates; failure to make strategic acquisitions or to integrate and improve results of acquired businesses or to identify and adequately insure environmental or other risks in due diligence; inventory valuation risks due to obsolescence, shrinkage, theft, price, overstocking or underbilling; changes in government funded or other customer programs; reliance on major customers or suppliers, especially in the automotive sector where bankruptcies (such as Dana Corporation's recent filing) could result in the rejection or modification of our contracts; revised contract prices or estimates of major contract costs; dependence on, recruitment or retention of management or other key employees; union negotiations; pension valuation, health care or other benefit costs; labor relations; strikes; risks of foreign operations; currency exchange rates; costs and supply of debt, equity capital, or insurance due to poor operating or financial results, new business risks, credit ratings, debt covenant violations, contract claims, insurance conditions or regulatory developments; impairments or write-offs of goodwill or fixed assets; changes in licenses, security clearances, or other legal rights to operate, manage our work force or import and export as needed; weaknesses in internal controls; costs of compliance with auditing, regulatory or contractual obligations; regulatory actions or sanctions; disputes or litigation, involving customer, supplier, creditor, stockholder, product liability or environmental claims; war, terrorism or political uncertainty; unanticipated or uninsured disasters, losses or business risks; inaccurate data about markets, customers or business conditions; or unknown risks and uncertainties.

    CONTACT: Sypris Solutions, Inc.
             Chief Financial Officer
             T. Scott Hatton, 502-329-2000